EXHIBIT 3.1

SECOND CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BSD MEDICAL CORPORATION

BSD Medical Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.           This Second Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

2.           ARTICLE 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

1.	Name. The name of the corporation is Perseon Corporation.

3.           This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.           All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be signed by Clinton E. Carnell, Jr, its President, this 19th day of February, 2015.

By: /s/ Clinton E. Carnell, Jr. Name: Clinton E. Carnell, Jr. Title: President